Exhibit 22.1

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Organization
Specialty Building Products, LLC	Delaware

Specialty Building Products Intermediate Holdings, LP	Delaware

Specialty Building Products Intermediate II, LLC	Delaware

Specialty Building Products Holdings, LLC	Delaware

SBP Finance Corp.	Delaware

Noll Holdings, Inc.	Delaware

Kirby Holdings, LLC	Delaware

US Lumber Group, LLC	Delaware

Dallas Wholesale Distribution, LLC	Delaware

Moulure Alexandria Moulding Inc.	Ontario

AlexDirect Inc.	Canadian Federal

National Service Solutions Inc.	Ontario

Royal Woodworking Co. Limited	Ontario

Reeb Millwork Corporation of New York, LLC	Delaware

REEB Millwork II, LLC	New Jersey

R and K Logistics, LLC	Pennsylvania

REEB Millwork of Maryland, LLC	Maryland

REEB Millwork of New England, LLC	Rhode Island

REEB Millwork – Southeast, LLC	North Carolina

USL Logistics, LLC	Ohio

Alexandria Moulding, Inc.	Washington

Alexandria NE, LLC	Pennsylvania

Alexandria MW, LLC	Indiana

AlexDirect LLC	Washington

National Service Solutions US, LLC	Washington